UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 12, 2012

NEVADA GOLD & CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Briar Hollow Lane, Suite 500W Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-2245

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)      Effective December 1, 2012, Michael P. Shaunnessy has been appointed as President and Chief Executive Officer of Nevada Gold & Casinos, Inc. (the “Company”). Mr. Shaunnessy, 58, joins the Company from MGM Resorts International, one of the world’s leading global hospitality companies, where he served as executive vice president – operations. In that capacity, he was the chief operating and financial officer overseeing all operations of MGM’s Railroad Pass and Gold Strike casino hotel properties, both in the Las Vegas, Nevada area. Prior to joining MGM, Mr. Shaunnessy served as vice president – administration of Monarch Casino Resorts, Inc. and executive vice president, chief financial officer and director of Full House Resorts, Inc., both publicly-listed casino companies. During his seven years with Full House Resorts, he guided the company in relocating its offices from San Diego to Las Vegas and assessing all investments, operations and development projects. Earlier in his career, Mr. Shaunnessy was vice president – finance for Primadonna Resorts, Inc., a Nevada-based casino and hospitality company, and served in various capacities with Aztar Corporation, formerly Ramada, Inc. A certified public accountant, he earned a B.A. in Business Administration from Lewis University and an M.S. in Accountancy from Northern Illinois University.

(e)      The Company has entered into an Employment Agreement (the “Agreement”) with Mr. Shaunnessy in connection with his appointment as the Company’s President and Chief Executive Officer. Pursuant to the Agreement, Mr. Shaunnessy will commence his employment on December 1, 2012 and will be entitled to (i) an annual base salary of $275,000; (ii) one-month of paid vacation each year; (iii) contributions to the Company’s savings and other retirement plans at a rate at least as great as the Company contributes for its other senior employees; (iv) major medical and health insurance; and (v) customary reimbursement for travel and entertainment. In addition, Mr. Shaunnessy will be eligible for annual bonuses equal to 50% of his annual salary for achieving reasonable goals related to Company’s profitability established in the first 30 days of the fiscal year by the Company’s board of directors and/or the compensation committee. During the fiscal year ending April 30, 2013, Mr. Shaunnessy will be also eligible for a bonus of up to $50,000 payable at the discretion of the Company’s board of directors. Pursuant to the Agreement, effective as of the first day of his employment, Mr. Shaunnessy will also be granted an option to purchase 200,000 shares of the Company’s common stock at the exercise price to be equal to the closing price of the Company’s common stock on that day. One-third of the stock option grant will be exercisable on his first day of employment, one-third at the end of the first year and one-third at the end of his second year of employment.

There is no arrangement or understanding between Mr. Shaunnessy and any other person pursuant to which Mr. Shaunnessy was selected as President and Chief Executive Officer. Mr. Shaunnessy has no family relationship with any officer or director of the Company or has been involved with a related transaction or relationship as defined by Item 404(a) of Regulation S-K between the Company and him.

The foregoing description of the Agreement is intended to be a summary and is qualified in its entirety by reference to the document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Press release dated November 12, 2012 announcing the appointment of Mr. Shaunnessy as President and Chief Executive Officer of the Company is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1	Employment Agreement dated November 12, 2012 between Nevada Gold & Casinos, Inc. and Michael P. Shaunnessy
99.1	Press Release dated November 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: November 12, 2012	By:	/s/ Ernest E. East
Ernest E. East
Interim President

INDEX TO EXHIBITS

Item	Exhibit

10.1	Employment Agreement dated November 12, 2012 between Nevada Gold & Casinos, Inc. and Michael P. Shaunnessy
99.1	Press Release dated November 12, 2012